- --------------------------------------------------------------------------------
                                                                   EXHIBIT 99(0)

                     FEDERAL DEPOSIT INSURANCE CORPORATION
                                WASHINGTON, D.C.

                                    FORM F-4

        QUARTERLY REPORT UNDER SECTION 13 OF THE SECURITIES EXCHANGE ACT
                  OF 1934 FOR THE QUARTER ENDED MARCH 31, 1993


                                   METROBANK
                (EXACT NAME OF BANK AS SPECIFIED IN ITS CHARTER)


                                   95-3271474
                       (IRS EMPLOYER IDENTIFICATION NO.)


               10900 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                                     90024
                                   (ZIP CODE)


                                 (310) 824-5700
                 (BANK'S TELEPHONE NUMBER INCLUDING AREA CODE)

INDICATE BY CHECK-MARK WHETHER THE BANK (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING TWELVE MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE BANK WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST NINETY DAYS.

                          YES  XX           NO
                              ----              ----

THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING AS OF MARCH 31, 1993: 4,754,172


- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS



PART I   FINANCIAL INFORMATION

         ITEM 1.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                  MARCH 31, 1993, DECEMBER 31, 1992 AND MARCH 31, 1992

                  CONSOLIDATED STATEMENTS OF EARNINGS
                  THREE MONTHS ENDED MARCH 31, 1993 AND MARCH 31, 1992

                  CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY THREE MONTHS ENDED MARCH 31, 1993

                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED MARCH 31, 1993 AND MARCH 31, 1992

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

METROBANK
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                    MARCH 31,                           MARCH 31,
                                                      1993           DECEMBER 31,         1992
                                                   (UNAUDITED)          1992           (UNAUDITED)

ASSETS
- --------------------------------------------------------------------------------------------------
Cash and cash equivalents                           $  63,994         $  86,164         $  90,906
Federal funds sold                                     20,000                --                --
Investment securities                                 240,787           248,912           219,839
Investment in real estate                              18,918            19,167            25,242
Loans, net of reserve                                 516,737           517,850           490,433
Accrued interest receivable                             7,314             5,978             6,692
Other real estate owned, net                           10,462            10,834             5,286
Premises and equipment,  net                            2,914             3,120             3,272
Other assets                                            8,692            13,058             6,734
- --------------------------------------------------------------------------------------------------
Total Assets                                        $ 889,818         $ 905,083         $ 848,404
==================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
- --------------------------------------------------------------------------------------------------
Deposits:
 Time certificates                                  $ 183,876         $ 119,770         $ 162,425
 Other deposits                                       631,457           682,093           607,992
- --------------------------------------------------------------------------------------------------
Total deposits                                        815,333           801,863           770,417
Securities sold under agreement to repurchase
  and federal funds purchased                           3,156            32,695             9,350
Accrued interest payable                                  656               444               711
Other liabilities                                      10,043            10,802            11,289
- --------------------------------------------------------------------------------------------------
  Total liabilities                                   829,188           845,804           791,767

Shareholders' equity:
  Common stock                                         34,310            34,310            34,310
  Guarantee of ESOP loan                                 (288)             (863)           (1,294)
  Undivided profits                                    26,608            25,832            23,621
- --------------------------------------------------------------------------------------------------
    Total shareholders' equity                         60,630            59,279            56,637
- --------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity          $ 889,818         $ 905,083         $ 848,404
==================================================================================================


Book value per share                                   $12.75            $12.47            $11.91

Standby letters of credit                               2,875             4,081             9,022

Ratio of average noninterest-bearing deposits
  to average total deposits                            41.69%            47.81%            40.86%

Ratio of average gross loans to average
  total deposits                                       72.10%            68.11%            71.11%

Ratio of loan loss reserve to gross loans               2.14%             1.91%             1.66%
==================================================================================================

METROBANK
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

- ------------------------------------------------------------------------------------------
                                                                Quarter Ended March 31,
 (in thousands, except                                          1993                1992
 per share amounts)
- ------------------------------------------------------------------------------------------
Interest income:
  Loans                                                    $    10,960         $    10,685
  U.S. Treasury securities                                       3,254               2,772
  Obligations of U.S. government agencies                           --                 436
  Other securities                                               1,126               1,234
  Other interest income                                             63                   6
- ------------------------------------------------------------------------------------------
                                                                15,403              15,133
Interest expense:
  Time certificates of deposit                                   1,368               2,007
  Other deposits                                                 1,642               2,037
  Funds purchased and securities sold under
    agreements to repurchase                                       608                 587
  Capitalized carrying costs                                        --                 (65)
  Other interest expense                                            --                  27
- ------------------------------------------------------------------------------------------
                                                                 3,618               4,593
- ------------------------------------------------------------------------------------------
    Net interest income                                         11,785              10,540

Provision for possible loan losses                               1,520                 675
- ------------------------------------------------------------------------------------------
    Net interest income after provision for possible
     loan losses                                                10,265               9,865

Noninterest income:
  Service charges on deposit accounts                              374                 329
  Gain on sales of securities                                      868                  --
  Other noninterest income                                       1,302               1,069
- ------------------------------------------------------------------------------------------
                                                                 2,544               1,398
Noninterest expense:
  Personnel expense                                              4,383               3,671
  Occupancy, furniture and equipment expense                     1,241               1,146
  Other noninterest expense                                      5,235               4,690
- ------------------------------------------------------------------------------------------
                                                                10,859               9,507
- ------------------------------------------------------------------------------------------
    Earnings before income taxes                                 1,950               1,756

Provision for income taxes                                         805                 723
Income tax credit                                                 (345)               (375)
- ------------------------------------------------------------------------------------------
    Net earnings                                           $     1,490         $     1,408
==========================================================================================
    Earnings per share                                          $ 0.31              $ 0.30
    Dividends declared per share                                $ 0.15              $ 0.15
==========================================================================================
Weighted average shares outstanding                          4,754,172           4,751,710
==========================================================================================

Net return on average shareholders' equity                       10.1%               10.0%
Net return on average assets                                      0.7%                0.7%
==========================================================================================

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

- ----------------------------------------------------------------------------------------------------------------------------------
                                                                      Quarter ended March 31, 1993
                                                                          (dollars in thousands)

                                                              Common Stock
                                                         -----------------------      Guarantee of       Undivided
                                                         Shares           Amount        ESOP Loan         Profits          Total
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1992                              4,754,172         $34,310         $(863)          $25,832          $59,279

  $0.15 per share cash dividend                                --              --            --              (713)            (713)
  Reduction in indebtedness for ESOP                           --              --           575                --              575
  Net earnings                                                 --              --            --             1,489            1,489
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE, March 31, 1993                                 4,754,172         $34,310         $(288)          $26,608          $60,630
==================================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

- ------------------------------------------------------------------------------------------------------------------
                                                                                       Quarter ended Mar. 31,
                                                                                   1993                     1992
                                                                                          (in thousands)
- ------------------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income                                                                     $  1,490                $  1,408
- ------------------------------------------------------------------------------------------------------------------

Adjustments to reconcile net income to net
 cash provided by (used in) operating activities:
  Accretion and amortization of investment securities                                 238                     (76)
  Depreciation and amortization                                                       234                     328
  Provision for possible loan losses                                                1,520                     675
  Provision for real estate investment losses                                         197                     402
  Provision for OREO & ISF                                                            336                      --
  Loss (gain) on other real estate owned                                               --                      --
  Gain on sale of securities                                                          868                      --
  Goodwill amortization                                                               429                      16
  Interest capitalized                                                                 --                     (65)
  Increase (decrease) in taxes payable                                                185                    (897)
  Decrease (increase) in accrued interest receivable                               (1,335)                 (1,077)
  Decrease (increase) in other assets                                               3,838                   1,813
  Increase (decrease) in accrued interest payable                                     212                    (225)
  Increase (decrease) in other liabilities                                           (270)                 (1,199)
- ------------------------------------------------------------------------------------------------------------------
    Total adjustments                                                               6,452                    (305)
- ------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                             7,942                   1,103
- ------------------------------------------------------------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of investment securities                                               (22,615)                (25,000)
  Proceeds from sales and maturities of investment securities                      29,634                  14,341
  Loan fundings, net of principal collected                                           (82)                (15,666)
  Sale of other real estate owned                                                      --                      --
  Purchase of premises and equipment                                                  (28)                   (355)
  Decrease (increase) in real estate investments                                      248                     176
  Decrease (increase) in banker's acceptances                                        (486)                     (6)
- ------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                             6,671                 (26,510)
- ------------------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, NOW, and savings                    (50,636)                 75,503
  Net increase (decrease) in certificates of deposit                               64,105                 (45,912)
  Increase (decrease) in repurchase agreements and federal funds purchased        (29,539)                 (5,060)
  Dividends paid                                                                     (713)                   (570)
  Stock options exercised                                                              --                      38
- ------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                           (16,783)                 23,999
- ------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                               (2,170)                 (1,408)
- ------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR                                   86,164                  92,314
- ------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF FIRST QUARTER                                  $ 83,994                $ 90,906
- ------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
- ------------------------------------------------------------------------------------------------------------------
  Cash paid during the first three months for:
    Interest                                                                     $  3,437                $  4,890
    Income taxes                                                                      275                   1,245
- ------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF NONCASH AND FINANCING ACTIVITIES:
- ------------------------------------------------------------------------------------------------------------------
  Guarantee of ESOP loan                                                         $   (575)               $   (144)
  Foreclosed real estate loans                                                         --                      --
==================================================================================================================

The accompanying notes are an integral part of these statements.

                         NOTES TO FINANCIAL STATEMENTS




Note 1.  Basis of Presentation

         The accompanying consolidated statements of the financial condition of Metrobank at March 31, 1993 and 1992, and the consolidated statements of earnings, consolidated statement of changes in shareholders' equity and consolidated statements of cash flows for the periods presented, have been prepared by the Bank without audit. In the opinion of Management, all adjustments necessary to present fairly the financial position, results of operations and statements of cash flows at March 31, 1993 and 1992 and for all periods presented have been made. Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles, and, accordingly, these financial statements do not purport to present the Bank's financial position in accordance with generally accepted accounting principles.

         These financial statements should be read in conjunction with the consolidated financial statements contained in the Bank's Annual Report (Form F-2).



Note 2.  Earnings Per Share

         Earnings per share is computed on the basis of the weighted average number of shares outstanding for each period
         (4,754,172 and 4,751,710 for the three months ended March 31, 1993 and 1992, respectively).



Note 3.  Letters of Credit

         The Bank had outstanding letters of credit of $9.3 million as of March 31, 1993, $10.1 million as of December 31, 1992, and $11.4 million as of March 31, 1992.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



Introduction

Management's discussion and analysis of financial condition and results of operations is designed to provide a better understanding of significant trends relating to the Bank's financial condition, results of operations, capital resources and liquidity. Management's discussion and analysis of its financial condition and results of operations, which follows, should be read in conjunction with the consolidated financial statements and related notes to the financial statements of the Bank that appear elsewhere in this report.



Net Interest Income

The Bank's operating results depend primarily on the level of net interest income (the difference between the interest earned on loans and investments less interest expense on deposits and other borrowings). A primary factor affecting the level of net interest income is the Bank's interest rate margin between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities.

The Bank's net interest income before provision for possible loan losses was $11.8 million for the quarter ended March 31, 1993 as compared to $10.5 million for the quarter ended March 31, 1992. A majority of this increase in net interest income was caused by the decrease in interest expense.

Interest and fee income increased to $15.4 million for the first quarter of 1993 compared to $15.1 million for the first quarter of 1992. This increase in interest and fee income was primarily attributable to the $40 million increase in average loan balances which more than offset the 39 basis point drop in average loan yields. Interest income on the investment portfolio remained stable, however, the $29 million increase in average investments outstanding was offset in its entirety by the 93 basis point drop in the return on the portfolio.

Interest expense on deposits decreased to $3.0 million for the first quarter of 1993 compared to $4.0 million for the first quarter of 1992. Although average interest bearing deposits increased by approximately $21 million, the cost of these funds decreased by approximately 114 basis points which more than offset the increase in balances.

The table below details the changes in interest income and interest expense by component, and the amount of change attributable to variations in interest rates and average balances:


                                              Quarter ended March 31, 1993
                                             over Qtr. ended March 31, 1992
                                             ------------------------------

                                          Total
                                          Increase             Change Due To:
In thousands                             (Decrease)         Rate          Volume
INTEREST INCOME:
Loans                                     $   275         $  (526)        $  801
Investment securities                         (62)           (575)           513
Other                                          57              (9)            66
                                          -------         -------         ------
         Total                            $   270         $(1,110)        $1,380


INTEREST EXPENSE:
Interest bearing deposits                  (1,034)         (1,229)           195
Federal funds                                  21            (126)           147
Other                                          38               0             38
                                          -------         -------         ------
         Total                            $  (975)        $(1,355)        $  380
                                          -------         -------         ------
Net interest income                       $ 1,245         $   245         $1,000
                                          =======         =======         ======



Provision for Possible Loan Losses

The Bank maintains an allowance for loan losses at a level which management deems adequate to offset potential losses. Loans deemed to be uncollectible are charged to this allowance; subsequent recoveries, if any, are credited back to the allowance. Additions to the allowance are made on a regular basis through charges to operations and are reflected in the Bank's statement of earnings as a provision for possible loan losses. The balance of the allowance for possible loan losses reflects the amount which, in management's judgement, is adequate to provide for potential loan losses after weighing the mix of the loan portfolio, current economic conditions, past loan loss experience and other factors relevant to estimating loan losses. The adequacy of the allowance for possible loan losses is also evaluated relative to the level of non-performing loans (those for which principal or interest is past due more than 90 days and those on non-accrual status).

In evaluating the adequacy of the allowance for possible loan losses, management also reviews the balance of the allowance as a percentage of loans outstanding less loans considered secured. Such security generally is composed of cash and first trust deeds on real property. The existence of collateral does not, however, eliminate all credit risk since property acquired through foreclosure ("OREO") may not be saleable for an amount sufficient to offset the entire amount of the loan and costs associated with foreclosure. Although management believes that the allowance for possible loan losses is adequate, future provisions will be subject to continuing evaluation of risks inherent in the loan portfolio.

The provision for possible loan losses increased by approximately $850,000 from the same quarter in the prior year and is reflective of Management's intention to maintain reserves for possible loan losses at a level sufficient to provide for its loss expectations. The Bank's ratio of loan loss reserve to total loans was 2.14% and 1.66% as of March 31, 1993 and March 31, 1992, respectively.

Loan charge-offs (net of recoveries) for the three months ended March 31, 1993 totalled approximately $325,000. This compares to net charge-offs of $600,000 for the first quarter of 1992.

The ability of the Bank's borrowers to repay their loans is dependent, to a large extent, on the overall economic climate as well as real estate values in Southern California. Inasmuch as this is the principle geographic area in which Metrobank conducts its business, this environment has had an adverse impact on the Bank's asset quality. Additionally, the liquidation of real estate by the Resolution Trust Corporation has added to the decline in Southern California real estate values. As of December 31, 1992, the Bank had approximately $17.3 million in non-performing assets which consisted primarily of $10.8 million in other real estate owned and insubstance foreclosures and $4.9 million of non-accrual loans. As of March 31, 1993, the Bank had approximately $18.1 million in non-performing assets of which $10.5 million consisted of other real estate owned and insubstance foreclosures and $4.2 million of non-accrual loans. Total non-performing assets to total assets as of December 31, 1992 and March 31, 1993 were approximately 1.9% and 2.0%, respectively.



Non-Interest Income

Non-interest income totalled $2.5 million for the first quarter ended March 31, 1993 compared to $1.4 million for the first quarter ended March 31, 1992. Of this increase, approximately $870,000 of the increase was attributable to a gain on the sale of investment securities and approximately $230,000 of the increase was attributable to other non-interest income. During the first quarter of 1993 the Bank sold approximately $20 million of U.S. Treasury Securities at a gain of $870,000, primarily for the purpose of enhancing its capital position. The Bank accomplished this by first, prepaying one year of scheduled principal reductions on the employee stock ownership plan loan which totalled $430,0000, and additionally, eliminated approximately $400,000 of goodwill associated with the acquisition of the Bank's insurance division.
Both of these transactions served to improve the Bank's regulatory capital position. The Bank's risk based capital ratio improved to 11.3% as of March 31, 1993 from 10.8% as of March 31, 1992. The $230,000 increase in other non-interest income is attributable to a $90,000 improvement in residential mortgage banking income and a $130,000 improvement in rental income on Metrocorp's real estate holdings.

Non-Interest Expense

Non-interest expense totalled $10.9 million for the first quarter of 1993 as compared to $9.5 million for the first quarter of 1992. Personnel expenses increased by approximately $700,000. Of this, $430,000 of the increase was attributable to the prepayment of principal on the ESOP loan as discussed above, and the remaining $300,000 increase is attributable to increases in staff and annual salary adjustments. Other non-interest expenses increased by approximately $545,000, of this increase, $400,000 was attributable to the elimination of goodwill, as discussed earlier. Additionally, provisions for real estate related write-downs totalled approximately $370,000 for the first quarter of 1993 as compared to $400,000 for the first quarter of 1992.


Income Taxes

The Bank's effective tax rate for the three months ended March 31, 1993 was approximately 23.6%, compared to 19.8% for the three months ended March 31, 1992, respectively. The Bank's effective tax rate is less than the statutory rate due to the utilization of income tax credits generated by its low income housing project. The utilization of these credits, however, is subject to certain alternative minimum tax limitations. During the first quarter of 1993, the Bank generated pre-tax profits which allowed the Bank to utilize approximately $275,000 in tax credits. The remaining $70,000 of tax credits utilized was carried back against income which was generated in prior periods. As of March 31, 1993, the Bank had approximately $130,000 of carry-back ability remaining.



Capital Resources

As of March 31, 1993, the Bank's shareholders' equity totalled $60.6 million, an increase of approximately $4.0 million from March 31,1992. This increase in equity was caused by the $1 million decrease in a loan made for the benefit of the Employee Stock Ownership Trust (ESOT), as well as net income of $5.8 million for the twelve months ended March 31, 1993, offset by the payment of cash dividends totalling $2.8 million during the past twelve months. As of March 31, 1993, the Bank's risk based capital ratio and tier one capital ratio were 11.3% and 10.0%, respectively. Both ratios exceed the December 31, 1992 regulatory requirement of 8.0% and 4.0%, respectively. As of March 31, 1992, the Bank's risk based capital and tier one capital ratios were approximately 10.8% and 9.4%, respectively.

Liquidity

The Bank is required by the Federal Reserve Board to maintain an average balance of liquid assets equal to at least 5% of withdrawable deposits and borrowings which are payable in one year or less. The Bank has consistently met these liquidity requirements. The liquidity levels of the Bank are managed by its Asset/Liability Management Committee. This committee is charged with the responsibility of insuring that reserve balances are maintained and to ensure that the Bank obtains funds necessary to meet existing deposit outflow requirements as well as asset growth. The Bank's primary source of funds is derived from principal and interest payments on loans, principal and interest payments on its investment portfolio, generation of non-interest-bearing and interest-bearing deposits, and, to a lesser extent, borrowings, effected primarily through short-term repurchase agreements and the use of the Bank's federal fund borrowing arrangements.

Inasmuch as a significant portion of the Bank's deposit base is concentrated in demand deposits, which are inherently more volatile, the Asset/Liability Committee operates a Money Desk to help supplement deposit generating activities. Additionally, in connection with maintaining a liquidity cushion, the Bank has established an unsecured borrowing capacity of approximately $73.6 million, or 9.03% of total deposits, and a secured borrowing capacity of $153.4 million, or 18.8% of total deposits. The combination of these two borrowing facilities provides the Bank with a secondary source of liquidity of approximately $227.0 million or 27.8% of total deposits.

                                   SIGNATURES


Pursuant to the requirements of Section 13 of the Securities and Exchange Act of 1934, the Bank has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  May 12, 1993             Metrobank
                      ------------------------------
                                 (Bank)

                      By:  /s/ David P. Malone
                           -------------------------
                           David P. Malone
                           Executive Vice President
                           Chief Financial Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Bank in the capacities indicated on the date set forth above.


        Signature


/s/ Christopher Ishikawa
- -------------------------------
Christopher Ishikawa
Vice President/Controller
(Principal Accounting Officer)

- --------------------------------------------------------------------------------

                     FEDERAL DEPOSIT INSURANCE CORPORATION
                                WASHINGTON, D.C.

                                    FORM F-4

        QUARTERLY REPORT UNDER SECTION 13 OF THE SECURITIES EXCHANGE ACT
                  OF 1934 FOR THE QUARTER ENDED JUNE 30, 1993


                                   METROBANK
                (EXACT NAME OF BANK AS SPECIFIED IN ITS CHARTER)


                                   95-3271474
                       (IRS EMPLOYER IDENTIFICATION NO.)


               10900 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                                     90024
                                   (ZIP CODE)


                                 (310) 824-5700
                 (BANK'S TELEPHONE NUMBER INCLUDING AREA CODE)

INDICATE BY CHECK-MARK WHETHER THE BANK (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING TWELVE MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE BANK WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST NINETY DAYS.

                      YES      XX           NO
                          -----------          -----------


THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING AS OF JUNE 30, 1993:  4,756,672

- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS



PART I   FINANCIAL INFORMATION

         ITEM 1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 JUNE 30, 1993, DECEMBER 31, 1992 AND JUNE 30, 1992

                 CONSOLIDATED STATEMENTS OF EARNINGS
                 THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1993 AND JUNE
                 30, 1992

                 CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY SIX MONTHS ENDED JUNE 30, 1993 AND JUNE 30, 1992

                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                 THREE MONTHS ENDED JUNE 30, 1993 AND JUNE 30, 1992 SIX MONTHS ENDED JUNE 30, 1993 AND JUNE 30, 1992

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

METROBANK
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                      JUNE 30,                    JUNE 30,
                                                        1993      DECEMBER 31,      1992
                                                    (UNAUDITED)      1992        (UNAUDITED)
ASSETS
- -------------------------------------------------------------------------------------------
Cash and cash equivalents                            $ 97,782       $ 86,164       $ 91,394
Federal funds sold                                     45,000              -         10,000
Investment securities                                 232,508        248,912        238,728
Investment in real estate                              18,767         19,167         20,423
Loans, net of reserve                                 527,950        517,850        496,450
Accrued interest receivable                             5,371          5,978          6,043
Other real estate owned, net                           11,709         10,834         11,361
Premises and equipment,  net                            2,863          3,120          3,247
Other assets                                            9,139         13,058          9,449
- -------------------------------------------------------------------------------------------
Total Assets                                         $951,089       $905,083       $887,095
===========================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
- -------------------------------------------------------------------------------------------
Deposits:
 Time certificates                                   $142,305       $119,770       $173,119
 Other deposits                                       736,557        682,093        627,433
- -------------------------------------------------------------------------------------------
Total deposits                                        878,862        801,863        800,552
Securities sold under agreement to repurchase
  and federal funds purchased                           1,000         32,695         16,825
Accrued interest payable                                  614            444            672
Other liabilities                                       9,574         10,802         11,881
- -------------------------------------------------------------------------------------------
  Total liabilities                                   890,050        845,804        829,930

Shareholders' equity:
  Common stock                                         34,332         34,310         34,310
  Guarantee of ESOP loan                                 (288)          (863)        (1,150)
  Undivided profits                                    26,995         25,832         24,005
- -------------------------------------------------------------------------------------------
    Total shareholders' equity                         61,039         59,279         57,165
- -------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity           $951,089       $905,083       $887,095
===========================================================================================


Book value per share                                   $12.83         $12.47         $12.02

Standby letters of credit                               3,234          4,081          6,665

Ratio of average noninterest-bearing deposits
  to average total deposits                             44.9%         47.81%          46.9%

Ratio of average gross loans to average
  total deposits                                        67.2%         68.11%          66.3%

Ratio of loan loss reserve to gross loans               2.24%          1.91%          1.78%
===========================================================================================

METROBANK
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

- ----------------------------------------------------------------------------------------------------------------
                                                           QUARTER ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
 (in thousands, except                                      1993           1992            1993          1992
 per share amounts)
- ----------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                    $11,027         10,933          21,986         21,618
  U.S. Treasury securities                                   3,130          2,863           6,384          5,635
  Obligations of U.S. government agencies                        -            328               -            764
  Other securities                                           1,079          1,288           2,205          2,522
  Other interest income                                         25             35              88             41
- ----------------------------------------------------------------------------------------------------------------
                                                            15,261         15,447          30,663         30,580
Interest expense:
  Time certificates of deposit                               1,493          1,647           2,862          3,654
  Other deposits                                             1,595          1,992           3,237          4,029
  Funds purchased and securities sold under
    agreements to repurchase                                   116            233             723            820
  Capitalized carrying costs                                     -              -               -            (65)
  Other interest expense                                         -             39               -             66
- ----------------------------------------------------------------------------------------------------------------
                                                             3,204          3,911           6,822          8,504
- ----------------------------------------------------------------------------------------------------------------
    Net interest income                                     12,057         11,536          23,841         22,076

Provision for possible loan losses                           3,915          1,650           5,435          2,325
- ----------------------------------------------------------------------------------------------------------------
    Net interest income after provision for possible
      loan losses                                            8,142          9,886          18,406         19,751

Noninterest income:
  Service charges on deposit accounts                          334            301             708            630
  Gain on sales of securities                                  965              -           1,833              -
  Other noninterest income                                   1,350          1,020           2,652          2,089
- ----------------------------------------------------------------------------------------------------------------
                                                             2,649          1,321           5,193          2,719
Noninterest expense:
  Personnel expense                                          3,715          3,744           8,098          7,415
  Occupancy, furniture and equipment expense                 1,283          1,235           2,524          2,381
  Other noninterest expense                                  4,319          4,983           9,554          9,673
- ----------------------------------------------------------------------------------------------------------------
                                                             9,317          9,962          20,176         19,469
- ----------------------------------------------------------------------------------------------------------------
    Earnings before income taxes                             1,474          1,245           3,423          3,001

Provision for income taxes                                     609            523           1,413          1,246
Income tax credit                                             (235)          (375)           (580)          (750)
- ----------------------------------------------------------------------------------------------------------------
    Net earnings                                           $ 1,100        $ 1,097           2,590          2,505
================================================================================================================
    Earnings per share                                       $0.23          $0.23           $0.54          $0.53
    Dividends declared per share                             $0.15          $0.15           $0.30          $0.30
================================================================================================================
Weighted average shares outstanding                      4,755,765      4,754,172       4,754,973      4,752,941
================================================================================================================

Net return on average shareholders' equity                    7.2%           7.7%            8.6%           8.8%
Net return on average assets                                  0.5%           0.5%            0.6%           0.6%
================================================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

- -----------------------------------------------------------------------------------------------------------

                                                                                    Quarter ended June 30,
                                                                                    1993             1992
                                                                                       (in thousands)
- -----------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income                                                                     $   1,100        $   1,097
- -----------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net
    cash provided by (used in)  operating activities:
  Accretion and amortization of investment securities                                  289               26
  Depreciation and amortization                                                        247              335
  Provision for possible loan losses                                                 3,915            1,650
  Provision for real estate investment losses                                            -                -
  Provision for OREO & ISF                                                             286              805
  Loss (gain) on OREO & ISF                                                            275                -
  Gain on sale of securities                                                           965                -
  Goodwill amortization                                                                  -               16
  Interest capitalized                                                                   -                -
  Increase (decrease) in taxes payable                                                (818)            (803)
  Decrease (increase) in accrued interest receivable                                 1,942              650
  Decrease (increase) in other assets                                                  333           (2,082)
  Increase (decrease) in accrued interest payable                                      (42)             (39)
  Increase (decrease) in other liabilities                                            (430)             873
- -----------------------------------------------------------------------------------------------------------
    Total adjustments                                                                6,962            1,431
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                              8,062            2,528
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of investment securities                                                (50,464)         (52,857)
  Proceeds from sales and maturities of investment securities                       57,489           33,943
  Loan fundings, net of principal collected                                        (16,589)          (9,716)
  Sale of other real estate owned                                                        -                -
  Purchase of premises and equipment                                                  (196)            (295)
  Decrease (increase) in real estate investments                                       151              116
  Decrease (increase) in banker's acceptances                                         (346)            (129)
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                             (9,955)         (28,938)
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, NOW, and savings                     105,100           19,442
  Net increase (decrease) in certificates of deposit                               (41,571)          10,694
  Increase (decrease) in repurchase agreements and federal funds purchased          (2,156)           7,475
  Dividends paid                                                                      (713)            (713)
  Stock options exercised                                                               21                -
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                             60,681           36,898
- -----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                58,788           10,488
- -----------------------------------------------------------------------------------------------------------

Cash and cash equivalents, beginning of first quarter                               83,994           90,906
- -----------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of second quarter                                 $ 142,782        $ 101,394
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
- -----------------------------------------------------------------------------------------------------------
  Cash paid during the first three months for:
    Interest                                                                     $   3,284        $   3,944
    Income taxes                                                                     1,180              525
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF NONCASH AND FINANCING ACTIVITIES:
- -----------------------------------------------------------------------------------------------------------
  Guarantee of ESOP loan                                                         $       -        $    (144)
  Foreclosed real estate loans                                                       2,632            7,317
===========================================================================================================

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

- -----------------------------------------------------------------------------------------------------------
                                                                                 Six months ended June 30,
                                                                                      1993            1992
                                                                                      (in thousands)
- -----------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income                                                                     $   2,590        $   2,505
- -----------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net
    cash provided by (used in)  operating activities:
  Accretion and amortization of investment securities                                  527              (50)
  Depreciation and amortization                                                        481              663
  Provision for possible loan losses                                                 5,435            2,325
  Provision for real estate investment losses                                          197              402
  Provision for OREO & ISF                                                             622              805
  Loss (gain) on OREO & ISF                                                            275                -
  Gain on sale of securities                                                         1,833                -
  Goodwill amortization                                                                429               32
  Interest capitalized                                                                   -              (65)
  Increase (decrease) in taxes payable                                                (633)          (1,700)
  Decrease (increase) in accrued interest receivable                                   607             (427)
  Decrease (increase) in other assets                                                4,171             (269)
  Increase (decrease) in accrued interest payable                                      170             (264)
  Increase (decrease) in other liabilities                                            (700)            (326)
- -----------------------------------------------------------------------------------------------------------
    Total adjustments                                                               13,414            1,126
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                             16,004            3,631
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of investment securities                                                (73,079)         (77,857)
  Proceeds from sales and maturities of investment securities                       87,123           48,284
  Loan fundings, net of principal collected                                        (16,671)         (25,382)
  Sale of other real estate owned                                                        -                -
  Purchase of premises and equipment                                                  (224)            (650)
  Decrease (increase) in real estate investments                                       399              292
  Decrease (increase) in banker's acceptances                                         (832)            (135)
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                             (3,284)         (55,448)
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, NOW, and savings                      54,464           94,945
  Net increase (decrease) in certificates of deposit                                22,534          (35,218)
  Increase (decrease) in repurchase agreements and federal funds purchased         (31,695)           2,415
  Dividends paid                                                                    (1,426)          (1,283)
  Stock options exercised                                                               21               38
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                             43,898           60,897
- -----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                56,618            9,080
- -----------------------------------------------------------------------------------------------------------

Cash and cash equivalents, beginning of the year                                    86,164           92,314
- -----------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of second quarter                                 $ 142,782        $ 101,394
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
- -----------------------------------------------------------------------------------------------------------
  Cash paid during the first three months for:
    Interest                                                                     $   6,721        $   8,834
    Income taxes                                                                     1,455            2,195
- -----------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF NONCASH AND FINANCING ACTIVITIES:
- -----------------------------------------------------------------------------------------------------------
  Guarantee of ESOP loan                                                         $    (575)       $    (288)
  Foreclosed real estate loans                                                       2,632            7,317
===========================================================================================================

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


- -----------------------------------------------------------------------------------------------------------
                                                           Six months ended June 30, 1992
                                                               (dollars in thousands)

                                              Common Stock
                                         ----------------------     Guarantee of     Undivided
                                           Shares      Amount         ESOP Loan       Profits        Total
- -----------------------------------------------------------------------------------------------------------
Balance, December 31, 1991               4,750,172   $   34,273     $    (1,438)     $  22,926     $ 55,761

  Exercise of stock options                  4,000           37               -              -           37
  $0.30 per share cash dividend                  -            -               -         (1,426)      (1,426)
  Reduction in indebtedness for ESOP             -            -             288              -          288
  Net earnings                                   -            -               -          2,505        2,505
- -----------------------------------------------------------------------------------------------------------
Balance, June 30, 1992                   4,754,172   $   34,310     $    (1,150)     $  24,005     $ 57,165
===========================================================================================================


- -----------------------------------------------------------------------------------------------------------
                                                           Six months ended June 30, 1993
                                                               (dollars in thousands)

                                              Common Stock
                                         ----------------------     Guarantee of     Undivided
                                           Shares      Amount        ESOP Loan        Profits        Total
- -----------------------------------------------------------------------------------------------------------
Balance, December 31, 1992               4,754,172   $   34,310     $     (863)      $  25,832     $ 59,279

  Exercise of stock options                  2,500           22              -               -           22
  $0.30 per share cash dividend                  -            -              -          (1,427)      (1,427)
  Reduction in indebtedness for ESOP             -            -            575               -          575
  Net earnings                                   -            -              -           2,590        2,590
- -----------------------------------------------------------------------------------------------------------
Balance, June 30, 1993                   4,756,672   $   34,332     $     (288)      $  26,995     $ 61,039
===========================================================================================================

The accompanying notes are an integral part of these consolidated statements.

                         NOTES TO FINANCIAL STATEMENTS


Note 1.  Basis of Presentation

         The accompanying consolidated statements of the financial condition of Metrobank at June 30, 1993 and 1992, and the consolidated statements of earnings, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for the periods presented, have been prepared by the Bank without audit. In the opinion of Management, all adjustments necessary to present fairly the financial position, results of operations and statements of cash flows at June 30, 1993 and 1992 and for all periods presented have been made. Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles, and, accordingly, these financial statements do not purport to present the Bank's financial position in accordance with generally accepted accounting principles.

         Investments


         Beginning January 1, 1994, Metrobank will be required to abide by the requirements of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity securities." This statement will require institutions to classify its investment securities as either held to maturity, available for sale, or trading. Investments held to maturity will be carried at amortized cost. Investments available for sale must be marked to market with unrealized gains or losses, net of the taxes, included in equity. Trading securities must also be marked to market, however unrealized gains or losses must be reflected in current earnings.



Note 2.  Earnings Per Share

         Earnings per share is computed on the basis of the weighted average number of shares outstanding for each period (4,755,765 and 4,754,172 for the three months ended June 30, 1993 and 1992, and 4,754,973 and 4,752,941 for the six months ended June 30, 1993 and 1992.



Note 3.  Letters of Credit

         The Bank had outstanding letters of credit of $9.2 million as of June 30, 1993, $10.1 million as of December 31, 1992, and $11.5 million as of June 30, 1992.

         These financial statements should be read in conjunction with the consolidated financial statements contained in the Bank's Annual Report (Form F-2).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



Introduction

Management's discussion and analysis of financial condition and results of operations is designed to provide a better understanding of significant trends relating to the Bank's financial condition, results of operations, capital resources and liquidity. Management's discussion and analysis of its financial condition and results of operations, which follows, should be read in conjunction with the consolidated financial statements and related notes to the financial statements of the Bank that appear elsewhere in this report.


Net Earnings

For the three and six months ended June 30, 1993 the company reported net earnings of $1.1 million and $2.6 million, or $0.23 and $0.54 per share, compared to $1.1 million and $2.5 million, or $0.23 and $0.53 per share for the same periods in the prior year.


Net Interest Income

The Bank's operating results depend primarily on the level of net interest income (the difference between the interest earned on loans and investments less interest expense on deposits and other borrowings). A primary factor affecting the level of net interest income is the Bank's interest rate margin between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities.

The Bank's net interest income before provision for possible loan losses was $12.1 million for the quarter ended June 30, 1993 as compared to $11.5 million for the quarter ended June 30, 1992. A majority of this increase in net interest income was caused by the decrease in interest expense.

Interest and fee income was $15.3 million for the second quarter of 1993 compared to $15.4 million for the second quarter of 1992. This decrease in interest and fee income was caused primarily by a combination of a $280,000 decrease in investment interest income, and a $94,000 increase in loan and fee interest income. Although the average loan portfolio increased from $506 million at June 30, 1992 to $537 million at June 30, 1993, the average investment portfolio decrease of $13.5 million from the same period in prior year combined with a decline in prime rate more than offset the increase in the loan portfolio, causing a net decrease of approximately $186,000 in interest and fee income (see rate/volume analysis on next page).

For the quarter ended June 30, 1993 and 1992, respectively, deposit interest expense decreased to $3.2 million from $3.9 million. Although the average balance of interest bearing deposits increased by approximately $16.0 million from June 30,1992, the significant decline in cost of these deposits more than offset the increase in balance, causing approximately $700,000 decrease in interest expense.

For the six months ended June 30, 1993 and 1992, net interest income before provision for loan losses was $23.8 and $22.1 million, respectively. This increase of $1.7 million is attributable to a combination of an increase in the average balance of the loan portfolio and the overall decline in the Bank's cost of funds, offset by the impact of the decline in interest rate on the loan portfolio and a decrease in the average balance of the investment portfolio.


The table below details the changes in interest income and interest expense by component, and the amount of change attributable to variations in interest rates and average balances:





                                  Quarter ended June 30, 1993            Six Months ended June 30, 1993
                                  over Qtr. ended June 30, 1992       over six months ended June 30, 1992
                               ----------------------------------     ------------------------------------

                               Total                                  Total
                               Increase           Change Due To:      Increase              Change Due To:
In thousands                   (Decrease)       Rate       Volume     (Decrease)        Rate        Volume
                               ----------      ------      ------     ----------      --------     -------
INTEREST INCOME:
Loans                          $     940       $ (539)     $  633     $     369       $ (1,065)    $ 1,434
Investment securities               (270)        (386)        116          (332)          (961)        629
Other                                (10)          (7)         (3)           47            (16)         63
                               ---------       ------      ------     ---------       --------     -------
         Total                 $    (186)      $ (931)     $  745     $      84       $ (2,042)    $ 2,126


INTEREST EXPENSE:
Interest bearing deposits           (551)        (767)        216        (1,585)        (1,996)        411
Federal funds                       (117)         (42)        (75)          (96)          (168)         72
Other                                (39)           0         (39)           (1)             0          (1)
                               ---------       ------      ------     ---------       --------     -------
         Total                 $    (707)      $ (809)     $  102     $  (1,682)      $ (2,164)    $   482
                               ---------       ------      ------     ---------       --------     -------
Net interest income            $     521       $ (122)     $  643     $   1,766       $    122     $ 1,644
                               =========       ======      ======     =========       ========     =======

Provision for Possible Loan Losses

The Bank maintains an allowance for loan losses at a level which management deems adequate to offset potential losses. Loans deemed to be uncollectible are charged to this allowance; subsequent recoveries, if any , are credited back to the allowance. Additions to the allowance are made on a regular basis through charges to operations and are reflected in the Bank's statement of earnings as a provision for possible loan losses. The balance of the allowance for possible loan losses reflects the amount which, in management's judgement, is adequate to provide for potential loan losses after weighing the mix of the loan portfolio, current economic conditions, past loan loss experience and other factors relevant to estimating loan losses. The adequacy of the allowance for possible loan losses is also evaluated relative to the level of non-performing loans (those for which principal or interest is past due more than 90 days and those on non-accrual status).

In evaluating the adequacy of the allowance for possible loan losses, management also reviews the balance of the allowance as a percentage of loans outstanding less loans considered secured. Such security generally is composed of cash and first trust deeds on real property. The existence of collateral does not, however, eliminate all credit risk as property acquired through foreclosure ("OREO") may not be saleable for an amount sufficient to offset the entire amount of the loan and costs associated with foreclosure. Although management believes that the allowance for possible loan losses is adequate, future provisions will be subject to continuing evaluation of risks inherent in the loan portfolio.

The provision for possible loan losses increased by approximately $2.3 from the same quarter in prior year and by $3.1 million from the same six months in the prior year and is reflective of Management's intention to maintain reserves for possible loan losses at a level sufficient to provide for its loss expectations. The Bank's ratio of loan loss reserve to total loans was 2.24% and 1.78% as of June 30, 1993 and June 30, 1992, respectively.

Loan charge-offs (net of recoveries) for the three and six months ended June 30, 1993 totalled approximately $3.1 and $3.4 million, respectively. This compares to net charge-offs of $1.0 and $1.6 million for the three and six months ended June 30, 1992. This increase in charge-offs is primarily attributable to the charge-off of certain real estate loans caused by the continuing erosion in real estate values in Southern California.

The ability of the Bank's borrowers to repay their loans is dependent, to a large extent, on the overall economic climate as well as real estate values in Southern California. Inasmuch as this is the principle geographic area in which Metrobank conducts its business, this environment has had an adverse impact on the Bank's asset quality. As of December 31, 1992, the Bank had approximately $17.3 million in non-performing assets which consisted primarily of $10.8 million in other real estate owned and insubstance foreclosures and $4.9 million of non-accrual loans. As of June 30, 1993, the Bank had approximately $17.1 million in non-performing assets of which $11.8 million consisted of other real estate owned and insubstance foreclosures and $5.3 million of non-accrual loans. Total non-performing assets to total assets as of December 31, 1992 and June 30, 1993 were approximately 1.9% and 1.8%, respectively.

Non-Interest Income

Non-interest income totalled $2.6 million for the quarter ended June 30, 1993 compared to $1.3 million for the quarter ended June 30, 1992. Of this increase, approximately $965,000 was attributable to a gain on the sale of $40 million of investment securities and $275,000 was attributable to gains on the sales of real estate. The purpose of selling the Treasury securities was two fold. First, most of the gain realized was utilized to offset declining asset values while preserving the Bank's capital position. Secondly, as part of the Memorandum of Understanding which the Bank has entered into with the Federal Deposit Insurance Corporation, the Bank is required to maintain a 15% volatile liability dependency ratio. This ratio measures the relationship of volatile deposits, primarily brokered deposits, money desk deposits, time certificates of deposit in excess of $100,000 and borrowings, in relation to adjusted net earning assets. One of the factors which improves this ratio is the relationship of investment securities which mature within one year of the reporting date, and as a result, approximately half of the funds reinvested from the sale were invested in securities which mature in one year or less. As of June 30, 1993, Metrobank's volatile liability dependency ratio was less than 5%, comfortably below the 15% maximum mandated by the FDIC.

Non-interest income totalled $5.2 million for the six months ended June 30, 1993 compared to $2.7 million for the same period in prior year. The increase of $2.5 million was mainly the result of $1.8 million total gain on the sale of investment securities and $275,000 of total gains on the sales of real estate. The investment gains taken during the first half of 1993 were primarily used to accomplish three objectives. First was to offset the declining asset valuation issues as discussed above. Secondly, the Bank prepaid the scheduled principal reductions on the Employee Stock Ownership Trust loan which totalled approximately $430,000, and additionally, wrote off approximately $400,000 of goodwill associated with the acquisition of the Bank's insurance division. All three of these transactions served to improve the Bank's regulatory capital position which remained in excess of regulatory minimums. The Bank experienced approximately a $425,000 increase in all other non-interest income of which $278,000 is attributable to an improvement in rental income on Metrocorp's real estate holdings.


Non-Interest Expense

Non-interest expense totalled $9.3 million for the second quarter of 1993 as compared to $10.0 million for the second quarter of 1992. This decrease of $700,000 was the result of a decrease of $495,000 in the provision for real estate related write-downs, a $160,000 decrease in data processing and other services paid on behalf of certain depository relationships and a $45,000 net decrease in all other non-interest expense.

Non-interest expense totalled $20.2 million for the six months ended June 30, 1993 compared to $19.5 million for the six months ended June 30, 1992. Personnel expenses increased by approximately $700,000, of which $430,000 was attributable to the prepayment on the Employee Stock Ownership and Trust loan. Additionally, $400,000 of goodwill associated with the acquisition of the Bank's insurance division was written off during the first half of the year. Other non-interest expenses had a net decrease of $400,000 during the first half of the year.

Income Taxes

The Bank's effective tax rate for the three and six months ended June 30, 1993 was approximately 25.4% and 24.3%, compared to 11.9% and 16.5% for the three and six months ended June 30, 1992, respectively. This increase in the effective tax rate from prior year is mainly due to a decrease in the tax credits that would be utilized against income. The Bank's effective tax rate is less than the statutory rate due to the utilization of income tax credits generated by its low income housing project. The utilization of these credits, however, is subject to certain alternative minimum tax limitations. During the second quarter of 1993, the Bank generated pre-tax profits which allowed the Bank to utilize approximately $200,000 in tax credits. The remaining $35,000 of tax credits utilized was carried back against income which was generated in prior periods. During the first six months of 1993, the Bank generated pre-tax profits which allowed the Bank to utilize approximately $480,000 in tax credits and the remaining $100,000 of tax credits utilized was carried back against income which was generated in prior periods. As of June 30, 1993, the Bank had approximately $100,000 of carry-back ability remaining.



Capital Resources

As of June 30, 1993, the Bank's shareholders' equity totalled $61.0 million, an increase of approximately $3.8 million from June 30, 1992. This increase in equity was caused by the $800,000 decrease in a loan made for the benefit of the Employee Stock Ownership Trust (ESOT), as well as net income of $5.8 million for the twelve months ended June 30, 1993, offset by the payment of cash dividends totalling $2.8 million during the past twelve months. As of June 30, 1993, the Bank's risk based capital ratio and tier one capital ratio were 11.0% and 9.7%, respectively. Both ratios exceed the December 31, 1992 regulatory requirement of 8.0% and 4.0%, respectively. As of June 30, 1992, the Bank's risk based capital and tier one capital ratios were 9.5% and 10.8%, respectively. Additionally, the Bank has entered into a Memorandum of Understanding with the Federal Deposit Insurance Corporation. The primary actions the Bank is taking under the informal memorandum are to maintain a Tier 1 leverage capital ratio of at least 6.5 percent and to seek FDIC and California State Banking Department approval before paying quarterly cash dividends. The Bank's Tier 1 leverage capital ratio as of June 30, 1993 and June 30, 1992 were 6.9% and 6.7%, respectively.



Investments and Liquidity

During the second quarter of 1993, in anticipation of the implementation of SFAS No. 115, Metrobank classified its investment securities as either held to maturity or available for sale based on management's intentions. The Bank will not hold any securities in a trading category. As of June 30, 1993, the Bank had approximately $233 million in investment securities, consisting of $178 million in U.S. Treasury securities and $55 million in mortgage-backed securities. $105 million of the U.S. Treasury securities have been classified as held for sale while the remainder of the U.S. Treasury securities, as well as the mortgage-backed securities have been classified as held to maturity. As of June 30, 1993, the unrealized gains are $4.4 and $2.4 million for the available for sale and held to maturity portion of the U.S. Treasury securities, respectively.

The Bank is required by the Federal Reserve Board to maintain an average balance of liquid assets equal to at least 5% of withdrawable deposits and borrowings which are payable in one year or less. The Bank has consistently met these liquidity requirements. The liquidity levels of the Bank are managed by its Asset/Liability Management Committee. This committee is charged with the responsibility of insuring that reserve balances are maintained and to ensure that the Bank obtains funds necessary to meet existing deposit outflow requirements as well as asset growth. The Bank's primary source of funds is derived from principal and interest payments on loans, principal and interest payments on its investment portfolio, generation of non-interest-bearing and interest-bearing deposits, and, to a lesser extent, borrowings, effected primarily through short-term repurchase agreements and the use of the Bank's federal fund borrowing arrangements.

Inasmuch as a significant portion of the Bank's deposit base is concentrated in demand deposits, which are inherently more volatile, the Asset/Liability Committee operates a Money Desk to help supplement deposit generating activities. Additionally, in connection with maintaining a liquidity cushion, the Bank has established an unsecured borrowing capacity of approximately $73.6 million, or 8.37% of total deposits, and a secured borrowing capacity of $169.8 million, or 19.32% of total deposits. The combination of these two borrowing facilities provides the Bank with a secondary source of liquidity of approximately $243.4 million or 27.70% of total deposits.

Additionally, as part of the Memorandum of Understanding, the Bank stipulated to maintain a volatile liability ratio of less than 15%. As of June 30, 1993, the Bank's ratio was less than 5%. In connection with the adoption of the Memorandum of Understanding relating to volatile liability dependency, the Bank has taken certain actions designed to continue compliance with this requirement. These actions include the elimination of broker deposits, the restructuring of the Bank's securities portfolio and the development of plans designed to augment the Bank's core deposit base.

                                   SIGNATURES


Pursuant to the requirements of Section 13 of the Securities and Exchange Act of 1934, the Bank has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:    August 2, 1993                  Metrobank
                               ----------------------------------
                                           (Bank)



                               By:  /s/  David P. Malone
                                    -----------------------------
                                    David P. Malone
                                    Executive Vice President
                                    Chief Financial Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Bank in the capacities indicated on the date set forth above.


         Signature




  /s/ Christopher T. Ishikawa
- -------------------------------
Christopher T. Ishikawa
First Vice President/Controller
(Principal Accounting Officer)

- --------------------------------------------------------------------------------


                     FEDERAL DEPOSIT INSURANCE CORPORATION
                                WASHINGTON, D.C.

                                    FORM F-4

        QUARTERLY REPORT UNDER SECTION 13 OF THE SECURITIES EXCHANGE ACT
                OF 1934 FOR THE QUARTER ENDED SEPTEMBER 30, 1993


                                   METROBANK
                (EXACT NAME OF BANK AS SPECIFIED IN ITS CHARTER)


                                   95-3271474
                       (IRS EMPLOYER IDENTIFICATION NO.)


               10900 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                                     90024
                                   (ZIP CODE)


                                 (310) 824-5700
                 (BANK'S TELEPHONE NUMBER INCLUDING AREA CODE)

INDICATE BY CHECK-MARK WHETHER THE BANK (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING TWELVE MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE BANK WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST NINETY DAYS.

                            YES   XX       NO
                                 ----         ----

THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING AS OF SEPT. 30, 1993: 4,756,672


- --------------------------------------------------------------------------------

                                TABLE OF CONTENTS



PART I   FINANCIAL INFORMATION

         ITEM 1.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION SEPTEMBER 30, 1993, DECEMBER 31, 1992 AND SEPTEMBER 30, 1992

                  CONSOLIDATED STATEMENTS OF EARNINGS
                  THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1993 AND SEPTEMBER 30, 1992

                  CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY NINE MONTHS ENDED SEPT. 30, 1993 AND SEPT. 30, 1992

                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED SEPT. 30, 1993 AND SEPT. 30, 1992 NINE MONTHS ENDED SEPT. 30, 1993 AND SEPT. 30, 1992

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

METROBANK
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                  September 30,                       September 30,
                                                       1993          December 31,         1992
                                                   (Unaudited)            1992         (Unaudited)
Assets
- -------------------------------------------------------------------------------------------------
Cash and cash equivalents                           $  84,905         $  86,164         $  71,186
Federal funds sold                                     25,000                --            10,000
Investment securities                                 240,768           248,912           243,726
Investment in real estate                              18,621            19,167            19,947
Loans, net of reserve                                 543,913           517,850           510,293
Accrued interest receivable                             6,219             5,978             6,892
Other real estate owned, net                            8,456            10,834            12,276
Premises and equipment,  net                            2,737             3,120             3,157
Other assets                                           12,882            13,058            11,387
- -------------------------------------------------------------------------------------------------
Total Assets                                        $ 943,501         $ 905,083         $ 888,864
=================================================================================================

Liabilities and Shareholders' Equity
- -------------------------------------------------------------------------------------------------
Deposits:
 Time certificates                                  $ 115,115         $ 119,770         $ 177,934
 Other deposits                                       750,641           682,093           634,890
- -------------------------------------------------------------------------------------------------
Total deposits                                        865,756           801,863           812,824
Securities sold under agreement to repurchase
  and federal funds purchased                           3,500            32,695             6,630
Accrued interest payable                                  445               444               567
Other liabilities                                      11,310            10,802            10,844
- -------------------------------------------------------------------------------------------------
  Total liabilities                                   881,011           845,804           830,865

Shareholders' equity:
  Common stock                                         34,333            34,310            34,310
  Guarantee of ESOP loan                                 (288)             (863)           (1,007)
  Undivided profits                                    28,445            25,832            24,696
- -------------------------------------------------------------------------------------------------
    Total shareholders' equity                         62,490            59,279            57,999
- -------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity          $ 943,501         $ 905,083         $ 888,864
=================================================================================================

Book value per share                                $   13.14         $   12.47         $   12.20

Standby letters of credit                           $   4,911         $   4,081         $   5,470

Ratio of average noninterest-bearing deposits
  to average total deposits                             47.9%             47.8%             43.8%

Ratio of average gross loans to average
  total deposits                                        67.2%             68.1%             68.3%

Ratio of loan loss reserve to gross loans               2.28%             1.91%             2.04%
=================================================================================================

METROBANK
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

- ----------------------------------------------------------------------------------------------------------------------------------
                                                                     Quarter Ended                        Nine Months Ended
                                                                     September 30,                           September 30,
(in thousands, except                                          1993                 1992               1993                1992
per share amounts)
- ----------------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                        $11,287             $10,802             $33,273             $32,420
  U.S. Treasury securities                                       2,919               2,977               9,303               8,612
  Obligations of U.S. government agencies                           --                  24                  --                 788
  Other securities                                                 995               1,501               3,200               4,023
  Other interest income                                             62                  51                 151                  92
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                15,263              15,355              45,927              45,935
Interest expense:
  Time certificates of deposit                                   1,131               1,665               3,993               5,319
  Other deposits                                                 1,722               1,766               4,958               5,795
  Funds purchased and securities sold under
    agreements to repurchase                                       148                 364                 872               1,184
  Capitalized carrying costs                                        --                  --                  --                 (65)
  Other interest expense                                            --                  26                  --                  92
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                 3,001               3,821               9,823              12,325
- ----------------------------------------------------------------------------------------------------------------------------------
    Net interest income                                         12,262              11,534              36,104              33,610

Provision for possible loan losses                               2,360               2,400               7,795               4,725
- ----------------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for possible
      loan losses                                                9,902               9,134              28,309              28,885

Noninterest income:
  Service charges on deposit accounts                              339                 340               1,047                 970
  Gain on sales of securities                                    1,148                  --               2,981                  --
  Other noninterest income                                       1,602               1,058               4,255               3,147
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                 3,089               1,398               8,283               4,117
Noninterest expense:
  Personnel expense                                              3,843               3,622              11,942              11,036
  Occupancy, furniture and equipment expense                     1,391                 888               3,915               3,269
  Other noninterest expense                                      5,728               4,271              15,282              13,945
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                10,962               8,781              31,139              28,250
- ----------------------------------------------------------------------------------------------------------------------------------
    Earnings before income taxes                                 2,029               1,751               5,453               4,752

Provision for income taxes                                         839                 722               2,253               1,968
Income tax credit                                                 (260)               (375)               (840)             (1,125)
- ----------------------------------------------------------------------------------------------------------------------------------
    Net earnings                                                $1,450              $1,404              $4,040              $3,909
==================================================================================================================================
    Earnings per share                                           $0.30               $0.30               $0.85               $0.83
    Dividends declared per share                                 $0.15               $0.15               $0.45               $0.45
==================================================================================================================================
Weighted average shares outstanding                          4,756,672           4,754,172           4,755,546           4,753,354
==================================================================================================================================

Net return on average shareholders' equity                        9.3%                9.6%                8.9%                9.1%
Net return on average assets                                      0.6%                0.6%                0.6%                0.6%
==================================================================================================================================

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

- ----------------------------------------------------------------------------------------------------------------------
                                                               Nine months ended September 30, 1992
                                                                      (dollars in thousands)

                                                  Common Stock
                                           -------------------------     Guarantee of       Undivided
                                             Shares          Amount        ESOP Loan         Profits           Total
- ----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991                 4,750,172         $34,273         $(1,438)         $22,926          $55,761

  Exercise of stock options                    4,000              37              --               --               37
  $0.30 per share cash dividend                   --              --              --           (2,139)          (2,139)
  Reduction in indebtedness for ESOP              --              --             431               --              431
  Net earnings                                    --              --              --            3,909            3,909
- ----------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1992                4,754,172         $34,310         $(1,007)         $24,696          $57,999
======================================================================================================================


- ----------------------------------------------------------------------------------------------------------------------
                                                               Nine months ended September 30, 1993
                                                                      (dollars in thousands)

                                                  Common Stock
                                           --------------------------     Guarantee of      Undivided
                                            Shares          Amount          ESOP Loan        Profits           Total
- ----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                 4,754,172         $34,310           $(863)         $25,832          $59,279

  Exercise of stock options                    2,500              23              --               --               23
  $0.30 per share cash dividend                   --              --              --           (1,427)          (1,427)
  Reduction in indebtedness for ESOP              --              --             575               --              575
  Net earnings                                    --              --              --            4,040            4,040
- ----------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1993                4,756,672         $34,333           $(288)         $28,445          $62,490
======================================================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

- -----------------------------------------------------------------------------------------------------------
                                                                                   Quarter ended Sept. 30,
                                                                                    1993             1992
                                                                                       (in thousands)
- -----------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income                                                                     $   1,450        $   1,404
- -----------------------------------------------------------------------------------------------------------

Adjustments to reconcile net income to net
    cash provided by (used in)  operating activities:
  Accretion and amortization of investment securities                                  384              120
  Depreciation and amortization                                                        243              335
  Provision for possible loan losses                                                 2,360            2,400
  Provision for real estate investment losses                                           --               --
  Provision for OREO & ISF                                                           1,003              488
  Loss (gain) on OREO & ISF                                                             13               --
  Gain on sale of FFE                                                                   (9)              --
  Goodwill amortization                                                                 --               16
  Interest capitalized                                                                  --               --
  Increase (decrease) in taxes payable                                                (234)            (542)
  Decrease (increase) in accrued interest receivable                                  (848)            (850)
  Decrease (increase) in other assets                                               (3,544)          (1,527)
  Increase (decrease) in accrued interest payable                                     (170)            (105)
  Increase (decrease) in other liabilities                                           1,769             (774)
- -----------------------------------------------------------------------------------------------------------
    Total adjustments                                                                  967             (439)
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                              2,417              965
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of investment securities                                                (39,647)         (23,565)
  Proceeds from sales and maturities of investment securities                       31,003           18,447
  Loan fundings, net of principal collected                                        (13,819)         (17,935)
  Proceeds from sale of equipment                                                        9               --
  Sale of other real estate owned                                                       --               --
  Purchase of premises and equipment                                                  (100)            (245)
  Decrease (increase) in real estate investments                                       146              476
  Decrease (increase) in banker's acceptances                                       (1,567)             286
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                            (23,975)         (22,536)
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, NOW, and savings                      14,084            7,456
  Net increase (decrease) in certificates of deposit                               (27,189)           4,815
  Increase (decrease) in repurchase agreements and federal funds purchased           2,500          (10,195)
  Dividends paid                                                                      (714)            (713)
  Stock options exercised                                                               --               --
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                            (11,319)           1,363
- -----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                               (32,877)         (20,208)
- -----------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, BEGINNING OF THIRD QUARTER                              142,782          101,394
- -----------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF THIRD QUARTER                                  $ 109,905        $  81,186
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
- -----------------------------------------------------------------------------------------------------------
  Cash paid during the first three months for:
    Interest                                                                     $   3,171        $   3,924
    Income taxes                                                                     1,015              890
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF NONCASH AND FINANCING ACTIVITIES:
- -----------------------------------------------------------------------------------------------------------
  Guarantee of ESOP loan                                                         $      --        $    (144)
  Foreclosed real estate loans                                                          --            1,150
===========================================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

- -----------------------------------------------------------------------------------------------------------
                                                                                 Nine months ended Sept. 30
                                                                                    1993            1992
                                                                                       (in thousands)
- -----------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income                                                                     $   4,040        $   3,909
- -----------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net
    cash provided by (used in)  operating activities:
  Accretion and amortization of investment securities                                  911               70
  Depreciation and amortization                                                        724              998
  Provision for possible loan losses                                                 7,795            4,725
  Provision for real estate investment losses                                          197              402
  Provision for OREO & ISF                                                           1,625            1,293
  Loss (gain) on OREO & ISF                                                            288               --
  Gain on sale of FFE                                                                   (9)              --
  Goodwill amortization                                                                429               48
  Interest capitalized                                                                  --              (65)
  Increase (decrease) in taxes payable                                                (867)          (2,242)
  Decrease (increase) in accrued interest receivable                                  (241)          (1,277)
  Decrease (increase) in other assets                                                  627           (1,796)
  Increase (decrease) in accrued interest payable                                       --             (369)
  Increase (decrease) in other liabilities                                           1,069           (1,100)
- -----------------------------------------------------------------------------------------------------------
    Total adjustments                                                               12,548              687
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                             16,588            4,596
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of investment securities                                               (112,726)        (101,422)
  Proceeds from sales and maturities of investment securities                      119,959           66,731
  Loan fundings, net of principal collected                                        (30,490)         (43,317)
  Proceeds from sale of equipment                                                        9               --
  Sale of other real estate owned                                                       --               --
  Purchase of premises and equipment                                                  (324)            (895)
  Decrease (increase) in real estate investments                                       545              768
  Decrease (increase) in banker's acceptances                                       (2,399)             151
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                            (25,426)         (77,984)
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, NOW, and savings                      68,548          102,401
  Net increase (decrease) in certificates of deposit                                (4,655)         (30,403)
  Increase (decrease) in repurchase agreements and federal funds purchased         (29,195)          (7,780)
  Dividends paid                                                                    (2,140)          (1,996)
  Stock options exercised                                                               21               38
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                             32,579           62,260
- -----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                23,741          (11,128)
- -----------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR                                    86,164           92,314
- -----------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF THIRD QUARTER                                  $ 109,905        $  81,186
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
- -----------------------------------------------------------------------------------------------------------
  Cash paid during the first three months for:
    Interest                                                                     $   9,892        $  12,758
    Income taxes                                                                     2,470            2,660
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF NONCASH AND FINANCING ACTIVITIES:
- -----------------------------------------------------------------------------------------------------------
  Guarantee of ESOP loan                                                         $    (575)       $    (432)
  Foreclosed real estate loans                                                       2,632            8,467
===========================================================================================================

                          NOTES TO FINANCIAL STATEMENTS


Note 1.  Basis of Presentation

         The accompanying consolidated statements of the financial condition of Metrobank at September 30, 1993 and 1992, and the consolidated statements of earnings, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for the periods presented, have been prepared by the Bank without audit. In the opinion of Management, all adjustments necessary to present fairly the financial position, results of operations and statements of cash flows at September 30, 1993 and 1992 and for all periods presented have been made. Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles, and, accordingly, these financial statements do not purport to present the Bank's financial position in accordance with generally accepted accounting principles.

         These financial statements should be read in conjunction with the consolidated financial statements contained in the Bank's Annual Report (Form F-2).



Note 2.  Earnings Per Share

         Earnings per share is computed on the basis of the weighted average number of shares outstanding for each period (4,756,672 and 4,754,172 for the three months ended September 30, 1993 and 1992, and 4,755,546 and 4,753,354 for the nine months ended September 30, 1993 and 1992).



Note 3.  Letters of Credit

         The Bank had outstanding letters of credit of $10.6 million as of September 30, 1993, $10.1 million as of December 31, 1992, and $10.6 million as of September 30, 1992.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



Introduction

Management's discussion and analysis of financial condition and results of operations is designed to provide a better understanding of significant trends relating to the Bank's financial condition, results of operations, capital resources and liquidity. Management's discussion and analysis of its financial condition and results of operations, which follows, should be read in conjunction with the consolidated financial statements and related notes to the financial statements of the Bank that appear elsewhere in this report.


Net Earnings

For the three and nine month periods ending September 30, 1993, the Bank reported net earnings of $1.4 million and $4.0 million, or $0.30 and $0.85 per share, compared to $1.4 million and $3.9 million, or $0.30 and $0.83 per share for the same periods in the prior year.


Net Interest Income

The Bank's operating results depend primarily on the level of net interest income (the difference between the interest earned on loans and investments less interest expense on deposits and other liabilities). A primary factor affecting the level of net interest income is the Bank's interest rate margin between the yield on interest-earning assets and the rate paid on interest-bearing liabilities.

The Bank's net interest income before provision for possible loan losses was $12.3 million for the quarter ended September 30, 1993 as compared to $11.5 million for the quarter ended September 30, 1992. Total interest income decreased by approximately $100,000 for the quarter ended September 30, 1993 compared to the quarter ended September 30, 1992. The quarterly average rate for loans and investment securities was 8.05% for the quarter ended September 30, 1992 compared to 7.69% for the quarter ended September 30, 1993. This decrease in interest rates resulted in a decrease in total interest income of approximately $700,000. This decrease in total interest income associated with a decline in interest rates was offset partially by an increase in average balances which increased from $759 million for the quarter ended September 30, 1992 to $788 million for the quarter ended September 30, 1993.

Total interest expense decreased by approximately $800,000 for the quarter ended September 30, 1993 compared to the quarter ended September 30, 1992. This decrease of approximately $800,000 in total interest expense can be attributed to a decline in rates which account for approximately $480,000 of the total decline. In addition, the Bank reduced its dependence on volatile liabilities causing a reduction in average outstandings during the same quarter resulting in a decrease of $340,000 associated with a change in volume.

The Bank's net interest income before provision for possible loan losses was $36.1 million for the nine months ended September 30, 1993 as compared to $33.6 million for the nine months ended September 30, 1992. Total interest income decreased by approximately $8,000 for the nine months ended September 30, 1993 compared to the nine months ended September 30, 1992 and was caused by a decline in interest rates resulting in a decrease in total interest income of approximately $2.7 million, offset by an increase in average balances which resulted in an increase of approximately $2.7 million, the net result was a total change of $8,000.

Total interest expense decreased by approximately $2.5 million for the nine months ended September 30, 1993 compared to the nine months ended September 30, 1992. A decline in interest rates, in general, resulted in a decrease in total interest expense of approximately $2.6 million. The change in interest expense associated with a change in volume was considered immaterial for purposes of this discussion (see rate volume analysis attached).

The table below details the changes in interest income and interest expense by component, and the amount of change attributable to variations in interest rates and average balances:





                                     Quarter ended Sept. 30, 1993               Nine Months ended Sept. 30, 1993
                                    over Qtr. ended Sept. 30, 1992           over nine months ended Sept. 30, 1992
                                -------------------------------------        -------------------------------------
                                Total                                        Total
                                Increase               Change Due To:        Increase               Change Due To:
In thousands                    (Decrease)          Rate       Volume        (Decrease)        Rate         Volume
                                ----------     ---------      -------        ----------     -------       --------
INTEREST INCOME:
Loans                           $   485        $   (98)       $   583        $   853        $(1,163)       $ 2,016
Investment securities              (588)          (542)           (46)          (920)        (1,503)           583
Other                                11            (24)            35             59            (40)            99
                                -------        -------        -------        -------        -------        -------
      Total                     $   (92)       $  (664)       $   572        $    (8)       $(2,706)       $ 2,698


INTEREST EXPENSE:
Interest bearing deposits          (578)          (448)          (130)        (2,163)        (2,444)           281
Federal funds                      (216)           (32)          (184)          (312)          (200)          (112)
Other                               (26)             0            (26)           (27)             0            (27)
                                -------        -------        -------        -------        -------        -------
      Total                     $  (820)       $  (480)       $  (340)       $(2,502)       $(2,644)       $   142
                                -------        -------        -------        -------        -------        -------
Net interest income             $   728        $  (184)       $   912        $ 2,494        $   (62)       $ 2,556
                                =======        =======        =======        =======        =======        =======

Provision for Possible Loan Losses

The Bank maintains an allowance for loan losses at a level which management deems adequate to offset potential losses. Loans deemed to be uncollectible are charged to this allowance; subsequent recoveries, if any , are credited back to the allowance. Additions to the allowance are made on a regular basis through charges to operations and are reflected in the Bank's statement of earnings as a provision for possible loan losses. The balance of the allowance for possible loan losses reflects the amount which, in management's judgement, is adequate to provide for potential loan losses after weighing the mix of the loan portfolio, current economic conditions, past loan loss experience and other factors relevant to estimating loan losses. The adequacy of the allowance for possible loan losses is also evaluated relative to the level of non-performing loans (those for which principal or interest is past due more than 90 days and those on non-accrual status).

In evaluating the adequacy of the allowance for possible loan losses, management also reviews the balance of the allowance as a percentage of loans outstanding less loans considered secured. Such security generally is composed of cash and first trust deeds on real property. The existence of collateral does not, however, eliminate all credit risk as property acquired through foreclosure ("OREO") may not be saleable for an amount sufficient to offset the entire amount of the loan and costs associated with foreclosure. Although management believes that the allowance for possible loan losses is adequate, future provisions will be subject to continuing evaluation of risks inherent in the loan portfolio.

The provision for possible loan losses of $2.4 million remained constant compared to the same quarter in prior year and increased by $3.1 million from the same nine months in the prior year and is reflective of Management's intention to maintain reserves for possible loan losses at a level sufficient to provide for its loss expectations. The Bank's ratio of loan loss reserve to total loans was 2.28% and 2.04% as of September 30, 1993 and September 30, 1992, respectively.

Loan charge-offs (net of recoveries) for the three and nine months ended September 30, 1993 totalled approximately $1.7 and $5.2 million, respectively. This compares to net charge-offs of $742,000 and $2.3 million for the three and nine months ended September 30, 1992. This increase in charge-offs is primarily attributable to charge-offs of certain real estate loans necessitated by the continuing erosion in real estate values present in Southern California.

The ability of the Bank's borrowers to repay their loans is dependent, to a large extent, on the overall economic climate as well as real estate values in Southern California. As of December 31, 1992, the Bank had approximately $17.3 million in non-performing assets which consisted primarily of $10.8 million in other real estate owned and insubstance foreclosures and $4.9 million of non-accrual loans. As of September 30, 1993, the Bank had approximately $14.4 million in non-performing assets of which $8.5 million consisted of other real estate owned and insubstance foreclosures and $3.2 million of non-accrual loans and $2.7 million in loans which were over ninety days delinquent with respect to either principal or interest. Total non-performing assets expressed as a percentage of total assets as of December 31, 1992 and September 30, 1993 was approximately 1.9% and 1.5%, respectively.

Non-Interest Income

Non-interest income totalled $3.1 million for the quarter ended September 30, 1993 compared to $1.4 million for the quarter ended September 30, 1992. Of this increase, approximately $1.1 million was attributable to a gain recognized on the sale of approximately $15 million of treasury securities, which were sold to offset a decline in asset values while maintaining the Bank's capital position. The securities which were sold are classified as held for sale. Other non-interest income increased by approximately $500,000 for the quarter ended September 30, 1993 compared to the quarter ended September 30, 1992. Approximately $250,000 of this increase was the result of the sale of the Bank's insurance division. In addition, Metrocorp's operating income increased by approximately $200,000 and is largely attributable to a catch-up adjustment made with respect to a foreclosed real estate asset which resulted in the collection of rental income associated with the property in the amount of approximately $200,000.

Non-interest income totalled $8.3 million for the nine months ended September 30, 1993 as compared to $4.1 million for the same period last year. This increase of $4.2 million can be attributed to a $3.0 million gain on the sale of treasury securities recognized so as to insulate the Bank's income stream from the adverse effects of a declining real estate market in Southern California. In addition, the Bank also disposed of its insurance division which resulted in a pre-tax gain of approximately $250,000, as well as the disposition of a number of real estate properties at a gain of $350,000.


Non-Interest Expense

Non-interest expense totalled $11.0 million for the third quarter of 1993 as compared to $8.8 million for the third quarter of 1992. Personnel expense increased by approximately $200,000 for the quarter ended September 30, 1993 compared to the quarter ended September 30, 1992. Bonus expense for the third quarter of 1992 was $200,000 less than the third quarter of 1993. Additionally, in the third quarter of 1992, there was a non-recurring reversal of approximately $105,000 for various vacation accrual. However, during the third quarter of 1993, there was approximately $145,000 less in Employee Stock Ownership and Trust Loan payments. Occupancy, furniture and equipment expenses increased by approximately $500,000 for the quarter ended September 30, 1993 compared to the quarter ended September 30, 1992. This variance was caused by the reversal of a $350,000 accrual associated with our Newport Beach facility which reduced occupancy, furniture and equipment expense for the third quarter of 1992. Other non-interest expense increased by approximately $1.5 million for the quarter ended September 30, 1993 compared to the quarter ended September 30, 1992, and was caused by an increase of approximately $650,000 associated with real estate valuation issues, an increase of approximately $350,000 in costs absorbed by the Bank in connection with the Bank's special industry deposit base.

Non-interest expense totalled $31.1 million for the nine months ended September 30, 1993 compared to $28.3 million for the nine months ended September 30, 1992. Personnel expense increased by approximately $900,000 for the nine months ended September 30, 1993 compared to the nine months ended September 30, 1992. Salaries increased by approximately $200,000, group insurance expense increased by approximately $100,000, 401K employer contributions increased by approximately $100,000, deferred loan costs (a credit) decreased by approximately $190,000. Additionally, increases in employer taxes, employee expenses related to Metrobank's subsidiary, Josi & Dold, temporary employee expenses and education expense increases amounted to approximately $310,000. Occupancy, furniture and equipment expense increased approximately $600,000 for the nine months ended September 30, 1993 compared to the nine months ended September 30, 1992. $350,000 of this increase was attributable to the reversal of the mark to market accrual discussed above. Other non-interest expense increased by approximately $1.3 million for the nine months ended September 30, 1993 compared to the nine months ended September 30, 1992. This increase is a result of transactions occurring in the third quarter as discussed above. Additionally, $400,000 of goodwill associated with the acquisition of the Bank's insurance division was written off during the first half of the year.


Income Taxes

The Bank's effective tax rate for the three and nine months ended September 30, 1993 was approximately 28.5% and 25.9%, compared to 19.8% and 17.7% for the three and nine months ended September 30, 1992, respectively. This increase in the effective tax rate from prior year is due to a decrease in the tax credits utilized in these respective periods. The Bank's effective tax rate is less than the statutory rate as a result of the utilization of income tax credits generated by its low income housing project. The utilization of these credits, however, is subject to certain alternative minimum tax limitations. During the third quarter of 1993, the Bank generated pre-tax profits which allowed the Bank to utilize approximately $260,000 in tax credits. During the first nine months of 1993, the Bank generated pre-tax profits which allowed the Bank to utilize approximately $760,000 in tax credits with the remaining $80,000 of tax credits utilized was attributable to tax credits carried back against income which was generated in prior periods. As of September 30, 1993, the Bank had approximately $120,000 of carry-back ability remaining.


Capital Resources

As of September 30, 1993, the Bank's shareholders' equity totalled $62.5 million, an increase of approximately $4.5 million from September 30, 1992. This increase in equity was caused by the $700,000 decrease in a loan made for the benefit of the Employee Stock Ownership Trust (ESOT), as well as net income of $5.9 million for the twelve months ended September 30, 1993, offset by the declaration of cash dividends totalling $2.1 million during the past twelve months. As of September 30, 1993, the Bank's risk based capital ratio and tier-1 capital ratio were 11.4% and 10.1%, respectively. Both ratios exceed the December 31, 1992 regulatory requirement of 8.0% and 4.0%, respectively. Additionally, as a result of the Bank entering into a "Memorandum of Understanding" with the Federal Deposit Insurance Corporation, the Bank must maintain a tier-1 leverage capital ratio of at least 6.5 percent and seek FDIC and California State Banking Department approval in connection with the declaration of dividends. The Bank's tier-1 leverage capital ratio as of September 30, 1993 and September 30, 1992 was 7.0% and 6.7%, respectively.

Investments and Liquidity

Beginning January 1, 1994, Metrobank will be required to abide by the requirements of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity securities." This statement will require that institutions classify investment securities as either held to maturity, available for sale, or trading. Investments held to maturity will be carried at amortized cost. Investments available for sale must be marked to market with unrealized gains or losses, net of the taxes, included in equity. Trading securities must also be marked to market, however, unrealized gains or losses must be reflected in current earnings.

During the second quarter of 1993, Metrobank classified its investment securities as either held to maturity or available for sale. The Bank does not anticipate holding any securities in a trading account. As of September 30, 1993, the Bank had approximately $241 million in investment securities, consisting of $188 million in treasury securities, $50 million in mortgage-backed securities and $3 million in FHLB stock. $86 million of the treasury securities have been classified as held for sale while the remainder of the treasury securities, as well as the mortgage-backed securities have been classified as held to maturity. As of September 30, 1993, the unrealized gains are $3.7 million and $3.8 million in the available for sale and held to maturity portion of the treasury securities portfolio, respectively.

The Bank is required by the Federal Reserve Board to maintain an average balance of liquid assets equal to at least 5% of withdrawable deposits and borrowings which are payable in one year or less. The Bank has consistently met these liquidity requirements. The liquidity levels of the Bank are managed by its Asset/Liability Management Committee. This committee is charged with the responsibility of insuring that reserve balances are maintained and to ensure that the Bank obtains funds necessary to meet existing deposit outflow requirements as well as asset growth. The Bank's primary source of funds is derived from principal and interest payments on loans, principal and interest payments on its investment portfolio, generation of non-interest-bearing and interest-bearing deposits, and, to a lesser extent, borrowings, effected primarily through short-term repurchase agreements and the use of the Bank's federal fund borrowing arrangements.

Inasmuch as a significant portion of the Bank's deposit base is concentrated in demand deposits, which are more volatile than time interest bearing deposits, the Asset/Liability Committee operates a Money Desk as a means of supplementing funding activities. Additionally, the Bank has established unsecured credit facilities of approximately $71 million, or 8.2% of total deposits, and secured credit facilities of $139 million, or 16.1% of total deposits. The combination of these facilities provides the Bank with a secondary source of liquidity of approximately $210 million or 24.3% of total deposits.

Additionally, as part of the Memorandum of Understanding which the Bank stipulated to, the Bank is required to maintain a volatile liability dependency ratio not to exceed 15%. This ratio measures the relationship of volatile deposits, primarily brokered deposits, money desk deposits, time certificates of deposit in excess of $100,000 and borrowings, in relation to adjusted net earning assets. One factor which improves this ratio is the relationship of investment securities which mature within one year of the reporting date which has caused the Bank to deposit in its portfolio in shorter term securities. As of September 30, 1993, Metrobank's volatile liability dependency ratio was 4.2%.

                                   SIGNATURES


Pursuant to the requirements of Section 13 of the Securities and Exchange Act of 1934, the Bank has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 12, 1993                                      Metrobank
                                                   -----------------------------
                                                   (Bank)



                               By:\s\ David P. Malone
                                  -----------------------------
                                  David P. Malone
                                  Executive Vice President
                                  Chief Financial Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Bank in the capacities indicated on the date set forth above.


       Signature


\s\ Christopher T. Ishikawa
- -------------------------------
Christopher T. Ishikawa
First Vice President/Controller
(Principal Accounting Officer)